EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement") dated March 1, 2004, is entered into by and between Sheri Pantermuehl, (the "Executive") and Now Solutions Inc. (NOW), a Delaware corporation and Vertical Computer Systems, Inc (VCSY) a Delaware corporation or any of its affiliates ("the Company"). This agreement may be unilaterally transferred to an affiliate of the Company, without economic detriment to the Employee.

BACKGROUND

      A. The Company has been established for the purpose of marketing Human Resource Payroll software products;

      B. The Company desires to employ the Executive as Chief Financial  Officer
(CFO) of NOW and VCSY and the Executive desires to be so employed and;

      NOW, THEREFORE, the parties desire to memorialize herein the terms and conditions of the Executive's employment. In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the parties hereby acknowledge the receipt and sufficiency of which hereto, the parties agree as follows:

      1.    Position.

      The Executive shall serve as CFO upon the terms set forth in this Agreement. The Executive shall have the duties and responsibilities set forth in
Schedule 1 and such other duties and responsibilities inherent in this position unless otherwise directed by the Board the executive shall report to the Company's Chairman and the Executive shall perform any other duties reasonably required by the Chairman.

      2.    Term of Employment.

      Subject to the provisions of this Agreement, the term of the Executive's employment under this Agreement shall commence on the Effective Date pursuant to terms of the letter Agreement dated March 1, 2004, 2004 and shall continue for two (2) years thereafter (the "Initial Term"). This Agreement may be renewed for successive periods of one (1) year terms. Unless either party elects to terminate this Agreement at the end of the initial or any renewal term by giving the other party written notice of such election at least ninety (90) days before the expiration of the then-current term, this Agreement shall be deemed to have been renewed for an additional term of one (1) year commencing on the day after the expiration of the then-current term. In the event that the Executive elects not to renew this Agreement this Section 2 shall govern the Executive's termination, without reference to Section 4, and the Company shall provide the Executive all compensation and benefits to which the Executive is entitled through the date of termination and thereafter the Company's obligation hereunder shall cease. In the event that the Company elects not to renew this Agreement, this section 2 shall govern the Executive's termination, without reference to Section 4, and the Company shall provide Executive six (6) months' salary paid as part of the Company's normal payroll cycle and provide for continuation of all Company benefits to Executive, subject to the approval of the Company's group insurance carrier(s), for a period of six (6) months in the manner provided as of the date of termination.


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

      3. Compensation and Bonus.

            3.1 Salary. The Company shall pay the Executive an annual base salary of ONE HUNDRED TWENTY-FIVE THOUSAND DOLLARS U. S. ($125,000.00) during the term of the Executive's employment, payable in accordance with the semi-monthly payroll disbursement cycle in use by the Company ("Base Compensation") The Executive's Base Compensation shall be reviewed and may be increased each year during the term of the Executive's employment, provided that the Company's performance criteria are achieved as set forth by the Board of Directors (the BOARD") each year; and

            3.2 Bonus. The Executive shall receive an annual bonus one hundred twenty (120) days after the end of the Company's fiscal year from a pool equal to five (5) percent of the Company taxable income from the federal tax return filed before depreciation. The Executive's share of the bonus pool is equal to the percentage of the Executive's annual base compensation to the total combined annual base compensation of all executives of the Company in bonus pool for 50% of the bonus pool and a discretionary share of the remaining 50% of bonus pool based upon the Executive Committee's allocation based upon the individual Executive's performance as determined by the Executive Committee at its sole and absolute discretion .

            3.3 Phantom Stock. The Executive shall receive ONE AND A HALF PERCENT (1.5%) of the Company (the "Units"), subject to the terms of the Phantom Stock Agreement, dated January 2, 2004 between NOW and Executive, which is attached as Exhibit B and incorporated herein by this reference.

            3.4 Stock Option. Executive shall receive a five (5) year incentive stock option to purchase TWO MILLION FIVE HUNDRED THOUSAND (2,500,000) shares of NOW's majority owner, Vertical Computer Systems, Inc. common stock at a strike price of $0.014. These shares will be issued within forty-five (45) business days from the date of this agreement. These shares are to vest on the one-year anniversary of the effective date of this employment agreement. There will be a lockout agreement whereby the Executive can only sell 20% of the total number of shares purchasable under the option grant each quarter after the shares are freely trading subject to any rules or regulations relating to insider trading issued by the Security and Exchange Commission. In the event Vertical Computer systems, Inc. files a registration statement then the common stock underlying the option will be included in the registration.

            3.5 Service with the Company. During the term of this Agreement, the Executive shall perform such reasonable employment duties, commensurate with the Executive's position, as the Chairman, shall, from time to time, assign to the Executive;


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            3.6  Performance  of Duties.  The Executive  shall serve the Company faithfully and to the best of the Executive's ability and shall devote Executive's full business time, attention, skill and effort exclusively to the performance of the duties described in this Agreement. Executive acknowledges that full business time will require that Executive work at the Company's offices a minimum forty (40) hours per week except as directed by the Chairman. The Executive shall comply with all policies, procedures and budgets established
by  the   Company   in  the   performance   of  the   Executive's   duties   and
responsibilities. During the Period of Employment and commencement of the compensation (i) the Executive's entire working time, energy, skill and best efforts shall be devoted to the performance of the Executive's duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company; and (ii) the Executive shall not accept any other
employment,   or  engage,  directly  or  indirectly,   in  any  other  business,
commercial, or professional activity (whether or not providing compensation) that is or may be competitive with the Company or any Affiliate that might create a conflict of interest with the Company or any Affiliate or that otherwise might interfere with the business of the Company or any Affiliate. The Executive may engage in charitable, civic, fraternal, professional and trade association activities that do not interfere materially with the Executive's obligations to the Company;

            3.7 Vacation and Sick Leave.  The Executive will be entitled to four
(4) weeks of vacation and sick leave equal to six (6) days per year. Vacation time and sick leave accumulation will be in accordance with the Company's policies and practices as set forth in the Company's employee manual. The Executive's use of vacation time shall be subject to the prior approval by the Board not unreasonably withheld. Sick leave shall accumulate at the rate of one half day per month;

            3.8 Expenses. The Company shall reimburse the Executive for all expenses incurred in connection with the Executive's duties on behalf of the Company, provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses. Without limiting the generality of the foregoing, the Executive shall be entitled to reimbursement for all reasonable business-related travel, business-related entertainment, whether at the Executive's residence or otherwise, or other costs and customary business expenses reasonably incident to the performance of the Executive's duties on behalf of the Company. The Executive will be entitled to reimbursement of all reasonable, customary business expenses incurred by him in the performance of the Executive's duties.

            3.9 Benefits. The Executive will be entitled to participate in the employee benefit plans or programs of the Company, including medical and life insurance and profit sharing, to the fullest extent possible, subject to the rules and regulations applicable hereto and to standard eligibility and vesting requirements of any coverage and shall be furnished with other services and prerequisites appropriate to the Executive's position. Without limiting the generality of the foregoing, the Executive shall be entitled to the following benefits mainly paid by the Company in accordance with the Company's policy:

                  (a) Comprehensive medical insurance for the Executive, the Executive's spouse, and the Executive's dependent children;


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

                  (b) Dental insurance for the Executive, the Executive's spouse, and the Executive's dependent children;

                  (c) Group term life insurance with death benefits equal to one hundred percent (100%) of base salary; and

                  (d) Annual physical examinations;

      4. Termination.

            4.1 Due to Disability.

                  (a) If the Executive becomes unable to perform the duties specified hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause, the Company will continue the payment of the Executive's base salary at its then current rate for a period of twenty-six (26) weeks following the date the Executive is first unable to perform such duties due to such disability or incapacity. Thereafter, the Company shall have no obligation for base salary, bonus or other compensation payments to the Executive during the continuance of such disability or incapacity. The Company will continue to provide benefits to the Executive so long as the Executive remains employed;

                  (b) If the Executive is unable to perform the duties specified hereunder due to partial or total disability or incapacity resulting from a mental or physical illness, injury or any other cause for a period of ten (10) consecutive weeks or for a cumulative period of seventy (70) business days during any five (5) month period ("Disability"), then, to the extent permitted by law, the Company shall have the right to terminate this Agreement thereafter, in which event the Company shall have no further obligations or liabilities hereunder after the date of such termination except the Executive will be deemed disabled and eligible for the payments outlined in paragraph 4.1(a). EXECUTIVE REPRESENTS THAT TO THE BEST OF HER KNOWLEDGE HE HAS NO MEDICAL CONDITION THAT COULD CAUSE PARTIAL OR TOTAL DISABILITY THAT WOULD RENDER HIM UNABLE TO PERFORM THE DUTIES SPECIFIED IN THIS AGREEMENT OTHERWISE THE BENEFITS IN PARAGRAPH 4.1(a) SHALL BE NULL AND VOID.

            4.2 Due to Death. If the Executive dies during the period of employment, the Executive's employment with the Company shall terminate as of the end of the calendar month in which the death occurs. The Company shall have no obligation to the Executive or the Executive's estate for Base Compensation or other form of compensation or benefit other than amounts accrued through the date of the Executive's death, except as otherwise required by law or by benefit plans provided at the Company's expense.

      In the event of the termination of the Executive's employment due to the Executive's death or Disability, the Executive or the Executive's legal representatives, as the case may be, shall be entitled to:


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

                  (a) In the case of death, unpaid Base Compensation earned or accrued through the Executive's date of death and continued Base Compensation at a rate in effect at the time of death, through the end of one (1) calendar year after which the Executive's death occurs or the end of the employment term, which ever is the lesser amount which in no case shall such continuation be for a period of less than six (6) months.

                  (b) Any performance or special incentive bonus earned but not yet paid;

                  (c) A pro rata performance bonus for the year in which employment terminates due to death or Disability based on the performance of the Company for the year during which such termination occurs or, if performance results are not available, based on the performance bonus paid to the Executive for the prior year; and

                  (d) Any other compensation and benefits to which the Executive or the Executive's legal representatives may be entitled under applicable plans, programs and agreements of the Company to the extent permitted under the terms thereof, including, without limitation, life insurance as provided in Section
3.8 above.

            4.3 For Cause. The Company may terminate the Executive's employment relationship with the Company at any time for Cause.

                  (a) For purposes of this Agreement, termination of employment of the Executive by the Company for cause means termination for the following reasons: (i) frequent and unjustifiable absenteeism, other than solely by reason of the Executive's illness or physical or mental disability; (ii) failing to follow the reasonable instructions of the Board; (iii) proven dishonesty materially injurious to the Company or to its business, operations, assets or condition (an "Adverse Effect"); (iv) insubordination; or gross violation of the Company policy or procedure after being warned, notified, or the Executive's acknowledged, gross or willful misconduct, or willful neglect to act, which misconduct or neglect is committed or omitted by the Executive in bad faith and had an Adverse Effect; and

                  (b) The Company shall have no obligation to the Executive for Base Compensation or other form of compensation or benefits, except as otherwise required by law, other than (a) amounts accrued through the date of termination, and (b) reimbursement of appropriately documented expenses incurred by the Executive before the termination of employment, to the extent that the Executive would have been entitled to such reimbursement but for the termination of employment.

            4.4 Without Cause. At any time, the Company may terminate the Executive for any reason, without cause, by providing the Executive ten (10) days' advance written notice with payment of the balance of Base Compensation for the remaining term of this Agreement, which in no case shall be less than six (6) months' Base Compensation, and provide the Executive all Company benefits for the balance of the term which in no case shall be less than six (6) months. Thereafter, all obligations of the Company under this Agreement shall cease. The Company may dismiss the Executive without cause notwithstanding anything to the contrary contained in or arising from any statements, policies, or practices of the Company.


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

            4.5 Termination Obligations.

                  (a) All of the Company's tangible Property shall be returned promptly to the Company upon termination of the Period of Employment at the Company's expense;

                  (b) All benefits to which the Executive is otherwise entitled shall cease upon the Executive's termination, unless explicitly continued either under this Agreement or under any specific written policy or benefit plan of the Company;

                  (c)  Upon  termination  of  the  Period  of  Employment,   the
Executive shall be deemed to have resigned from all offices and directorships then held with the Company or any Affiliate;

                  (d) The provisions of Sections 4.5, 5, 6, 7, 8, 9, and 11 and any other provision which by its terms is meant to survive termination of this Agreement, shall survive termination of this Agreement; and

                  (e) Following any termination of the Period of Employment, the Executive shall cooperate fully with the Company in all matters relating to completing pending work on behalf of the Company and the orderly transfer of work to other employees of the Company not to exceed thirty (30) days. The Executive shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to the Executive's acts or omissions while employed by the Company.

            4.6 No Other  Termination  Obligations.  Other than as  provided  in
Section 2 or Section 4, the Executive shall have no claim whatsoever against the Company for compensation, damages or any other amounts arising out of or relating to the expiry of the term or termination of the Executive's employment, including claims arising at common law or under statute.

      5. Confidentiality and Non-Disclosure.

      The Executive agrees to abide by the terms of the Confidentiality and Non-Disclosure Agreement appended hereto as Exhibit A and to comply with such confidentiality, non-disclosure, and proprietary information policies now in effect by the Company or as may be established in the future.

      6. The Company Property.

      All products, records, designs, patents, plans, data, manuals, brochures, memoranda, devices, lists and other property delivered to the Executive by or on behalf of the Company, all confidential information including, but not limited to, lists of potential customers, prices, and similar confidential materials or information respecting the business affairs of the Company, such as hardware manufacturers, software developers, networks, strategic partners, business practices regarding technology and schedules, legal actions and personnel information, and all records compiled by the Executive which pertain to the business of the Company, and all rights, title and interest now existing or that may exist in the future in and to any intellectual property rights created by the Executive for the Company, in performing the Executive's duties during the term of this Agreement shall be and remain the property of the Company. The Executive agrees to execute and deliver at a future date any further documents that the Company, determines may be necessary or desirable to perfect the Company's ownership in any intellectual or other property rights.


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

      7. Inventions.

            7.1 "Inventions" shall mean any and all writings, original works or authorship, patentable inventions, trademarks, service marks, patents, copyrights, trade secrets, improvements, processes, designs, formulas, discoveries, technology, computer hardware or software, procedures and/or techniques which the Executive may make, conceive, discover, reduce to practice or develop, either solely or jointly with any other person or persons, at any time during the Period of Employment, whether or not during working hours and whether or not at the request or upon the suggestion of the Company, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations;

            7.2 The Executive shall make full disclosure to the Company of all Inventions and shall do everything necessary or desirable to vest the absolute title thereto in the Company. The Executive shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist the Company so that the Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that the Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. The Executive shall not be entitled to any additional or special compensation or reimbursement regarding any Invention;

            7.3 All Inventions shall be the sole and exclusive property of the Company. The Executive agrees to, and hereby does, assign to the Company all of the Executive's right, title, and interest (throughout the United States and in all foreign countries), free and clear of all liens and encumbrances, in and to each Invention.

            7.4 Continuing Obligations. The rights and obligations of the Executive and the Company set forth in this Section shall survive the termination of the Executive's employment and the expiration of this Agreement

      8. Arbitration.

            8.1 Arbitrable Claims. All disputes arising pursuant to this Agreement, except disputes related to the Executive's breach of its obligations with respect to the Company Intellectual Property or the Company Confidential Information, shall be resolved pursuant to binding arbitration and be deemed "Arbitrable Claims". All persons and entities specified in the preceding sentence (other than the Company and the Executive) shall be considered third-party beneficiaries of the rights and obligations created by this Section on Arbitration. Arbitrable Claims shall include, but are not limited to, contract (express or implied) and tort claims of all kinds, as well as all


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

claims based on any federal, state or local law, statute or regulation, excepting only claims under applicable workers' compensation law and unemployment insurance claims. By way of example and not in limitation of the foregoing, Arbitrable Claims shall include any claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities;

            8.2 Procedure. Arbitration of Arbitrable Claims shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, as amended ("AAA Employment Rules"), as augmented in this Agreement. Arbitration shall be initiated as provided by the AAA Employment Rules, although the written notice to the other party initiating arbitration shall also include a statement of the claim(s) asserted and the facts upon which the claim(s) are based. Arbitration shall be final and binding upon the parties and shall be the exclusive remedy for all Arbitrable Claims. Either party may bring an action in court to compel arbitration under this Agreement and to enforce an arbitration award. Otherwise, neither party shall initiate or prosecute any lawsuit or administrative action in any way related to any Arbitrable Claim. Notwithstanding the foregoing, either party may, at its option, seek injunctive relief. All arbitration hearings under this Agreement shall be conducted in Fort Worth, Texas. THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS, INCLUDING,
WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY OR ENFORCEABILITY OF THE AGREEMENT TO ARBITRATE;

            8.3 Arbitrator Selection and Authority. All disputes involving Arbitrable Claims shall be decided by a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties within thirty (30) days of the effective date of the notice initiating the arbitration. If the parties cannot agree on an arbitrator, then the complaining party shall notify the AAA and request selection of an arbitrator in accordance with the AAA Employment Rules. The arbitrator shall have authority to award equitable relief, damages, costs and fees to the same extent that, but not greater than, a court would have. The fees of the arbitrator shall be split between both parties equally, unless this would render this Section of Arbitration unenforceable, in which case the arbitrator shall apportion said fees so as to preserve enforceability. The arbitrator shall have exclusive authority to resolve all Arbitrable Claims, including, but not limited to, whether any particular claim is arbitrable and whether all or any part of this Agreement is void or unenforceable;

            8.4 Continuing Obligations. The rights and obligations of the Executive and the Company set forth in this Section on Arbitration shall survive the termination of the Executive's employment and the expiration of this Agreement.

      9. Prior Agreements; Conflicts of Interest. The Executive represents to the Company: (a) that there are no restrictions, agreements or understandings, oral or written, to which the Executive is a party or by which the Executive is bound that prevent or make unlawful the Executive's execution or performance of this Agreement; (b) none of the information supplied by the Executive to the Company or any representative of the Company or placement agency in connection with the Executive's employment by the Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading; and (c) the Executive does not have any business or other relationship that creates a conflict between the interests of the Executive and the Company.


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

      10. Non-Competition. During the term of this Agreement the Executive shall not:

            10.1 Start employment with, offer consulting services to, or otherwise become involved in, advise or participate on behalf of any other company, entity or individual, in the field of the Company; and

            10.2 Individually or through any agent, for himself or on behalf of any other person or entity (i) solicit employees of the Company, to entice them to leave the Company; or (ii) solicit or induce and third party now or at any time during the term of this Agreement who is providing services to the Company, through license, contract, partnership, or otherwise to terminate or reduce their relationships with the Company.

      11. Miscellaneous Provisions.

            11.1 Authority. Each party hereto represents and warrants that it has full power and authority to enter into this Agreement and to perform this Agreement in accordance with its terms.

            11.2 Governing Law. Without reference to its conflict of laws provisions, this Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Texas and the courts of Texas shall have exclusive jurisdiction with respect to any dispute arising herein, subject to any local legislation which may apply to the Executive's employment in which case the said legislation shall apply only with reference to the matter governed therein and shall not in any other way affect the governing law of the Agreement or the provisions hereof.

            11.3 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.

            11.4 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

            11.5 Severability. In the event that any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

            11.6 Amendment. This Agreement may be amended only in writing executed by the parties hereto.


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            11.7 Attorney's Fees. In the event of a dispute the prevailing party shall be entitled to be reimbursed for its legal fees by the other party.

            11.8 Finality of Agreement. The document, when executed by the parties, supersedes all other agreements of the parties with respect to the matters discussed.

      IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the day and year first set forth above.



                                                "EXECUTIVE"


                                                Sheri Pantermuehl, an individual

                                                NOW SOLUTIONS INC.


                                                By: ____________________________
                                                    Richard Wade, Chairman


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